Exhibit 99.1
ChargePoint Reports Second Quarter Fiscal Year 2024 Financial Results

•Second quarter fiscal 2024 revenue of $150 million representing 39% year-over-year growth
•GAAP gross margin of 1% and Non-GAAP gross margin of 3%, reflecting 19 percentage point margin impact from inventory impairment charge
•Reduction of estimated $30 million in annualized operating expenses
•Third quarter fiscal 2024 revenue guidance of $150 - $165 million, and annual revenue guidance of $605 - $630 million
•Company reaffirms plan to achieve positive Non-GAAP Adjusted EBITDA in the fourth quarter of calendar year 2024
Campbell, Calif. – September 6, 2023 – ChargePoint Holdings, Inc. (NYSE:CHPT) (“ChargePoint”), a leading provider of networked solutions for charging electric vehicles (EVs), today reported results for its second quarter of fiscal 2024 ended July 31, 2023.
“In the second quarter, ChargePoint delivered solid growth. Our revenue of $150 million represents a 39% year-over-year increase despite a hesitant economy,” said Pasquale Romano, President and CEO of ChargePoint. “In the quarter we fortified our access to working capital with a $150 million revolving credit facility and $38 million raised via our "at-the-market" offering. We took an inventory impairment charge to address a significant supply-chain related issue, and we announced an estimated $30 million in annualized operating expense savings from reorganizing the business for agility, efficiency and scale. We remain committed to delivering on our goal of generating positive non-GAAP adjusted EBITDA by the end of calendar 2024.”
Second Quarter Fiscal 2024 Financial Overview
•Revenue. Second quarter revenue was $150.5 million, up 39% from $108.3 million in the prior year’s same quarter. Networked charging systems revenue for the second quarter was $114.6 million, up 36% from $84.1 million in the prior year’s same quarter. Subscription revenue was $30.0 million, up 48% from $20.2 million in the prior year’s same quarter.
•Gross Margin. Second quarter GAAP gross margin was 1%, down from 17% in the prior year's same quarter, and non-GAAP gross margin was 3%, down from 19% in the prior year's same quarter, in both cases primarily due to a $28.0 million, or 19 percentage point, inventory impairment charge. This inventory impairment charge was taken to address legacy supply chain-related costs and supply overruns on a particular DC product.
•Net Income/Loss. Second quarter GAAP net loss was $125.3 million, up from $92.7 million in the prior year's same quarter. Non-GAAP pre-tax net loss was $86.1 million as compared to $62.3 million in the prior year's same quarter, both reflecting the $28.0 million inventory impairment charge. Non-GAAP Adjusted EBITDA Loss was $81.2 million also reflects this inventory impairment charge in the second quarter, as compared to $56.2 million in the prior year's same quarter.
•Liquidity. As of July 31, 2023, cash on the balance sheet was $263.9 million, which includes $37.7 million of at-the-market share offering gross proceeds during the second quarter.
•Shares Outstanding. As of July 31, 2023, the Company had approximately 360 million shares of common stock outstanding.

Reorganization
Today ChargePoint announced the reorganization of its operations including a reduction of ChargePoint's current global workforce by approximately 10% (the “Reorganization”). The Reorganization is expected to lead to approximately $8 million in charges, consisting primarily of severance benefits and facility-related expenses to be incurred primarily during the Company's third fiscal quarter. The Reorganization is expected to result in annual operating expense savings of approximately $30 million.
Third Quarter, Fourth Quarter and Full Fiscal Year 2024 Guidance
For the third fiscal quarter ending October 31, 2023, ChargePoint expects:
•Revenue of $150 million to $165 million. At the midpoint, this represents an anticipated increase of 26% as compared to the prior year.
•Non-GAAP gross margin of 22 to 25%.
•Non-GAAP operating expenses of $81 million to $84 million.
For the fourth fiscal quarter ending January 31, 2024, ChargePoint expects non-GAAP operating expenses of $79 million to $82 million.
For the full fiscal year ending January 31, 2024, ChargePoint expects revenue of $605 million to $630 million. At the midpoint, this represents an anticipated increase of 32% as compared to the prior year.

Guidance for non-GAAP financial measures excludes items such as stock-based compensation expense, amortization expense of acquired intangible assets, professional services fees associated with acquisitions and registration filings, non-cash charges related to tax liabilities, non-recurring restructuring costs, and non-cash charges related to the change in fair value of assumed common stock warrant liabilities, and is further adjusted for provision of income taxes, depreciation, interest income and expense, and other income and expense (net). ChargePoint is not be able to present a reconciliation of non-GAAP financial guidance to the corresponding GAAP measures because certain items that impact these measures are uncertain or out of our control, or cannot be reasonably predicted, including stock-based compensation expense, without unreasonable effort. The actual amounts of such reconciling items will have a significant impact on ChargePoint's GAAP gross margin, GAAP operating expenses and GAAP net loss.
Conference Call Information
ChargePoint will host a webcast today at 1:30 p.m. Pacific / 4:30 p.m. Eastern to review its second quarter fiscal 2024 financial results, and its outlook for the third quarter, fourth quarter and full fiscal year 2024.
Investors may access the webcast, supplemental financial information and investor presentation at ChargePoint’s investor relations website (investors.chargepoint.com) under the “Events and Presentations” section. A replay will be available after the conclusion of the webcast and archived for one year.
About ChargePoint
ChargePoint is creating a new fueling network to move people and goods on electricity. Since 2007, ChargePoint has been committed to making it easy for businesses and drivers to go electric with one of the largest EV charging networks and a comprehensive portfolio of charging solutions. The ChargePoint cloud subscription platform and software-defined charging hardware are designed to include options for every charging scenario from home and multifamily to workplace, parking, hospitality, retail and transport fleets of all types. Today, one ChargePoint account provides access to hundreds-of-thousands of places to charge in North America and Europe. For more information, visit the ChargePoint pressroom, the ChargePoint Investor Relations site, or contact the ChargePoint North American or European press offices or Investor Relations.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks, uncertainties, and assumptions including statements regarding our financial outlook for the third fiscal quarter ending October 31, 2023, fourth fiscal quarter ending January 31, 2024, full fiscal year ending January 31, 2024, our plans to be non-GAAP Adjusted EBITDA positive by the end of calendar 2024, and anticipated charges and annual expense savings resulting from the Reorganization. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including: macroeconomic trends including changes in or sustained inflation, prolonged and sustained increases in interest rates, or other events beyond our control on the overall economy which may reduce demand for our products and services, geopolitical events and conflicts, adverse impacts to our business and those of our customers and suppliers, including due to supply chain disruptions, component shortages, and associated logistics expense increases; our limited operating history as a public company; our ability as an organization to successfully acquire and integrate other companies, products or technologies in a successful manner; our dependence on widespread acceptance and adoption of EVs and increased demand for installation of charging stations; our current dependence on sales of charging stations for most of our revenues; overall demand for EV charging and the potential for reduced demand for EVs if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of EVs or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; our reliance on contract manufacturers, including those located outside the United States, may result in supply chain interruptions, delays and expense increases which may adversely affect our sales, revenue and gross margins; our ability to expand our operations and market share in Europe; the need to attract additional fleet operators as customers; potential adverse effects on our revenue and gross margins due to delays and costs associated with new product introductions, inventory obsolescence, component shortages and related expense increases; adverse impact to our revenues and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by us; the effects of competition; risks related to our dependence on our intellectual property; and the risk that our technology could have undetected defects or errors. Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on June 8, 2023, which is available on our website at investors.chargepoint.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.
Use of Non-GAAP Financial Measures
ChargePoint has provided financial information in this press release that has not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). ChargePoint uses these non-GAAP financial measures internally in analyzing its financial results. ChargePoint believes that the use of these non-GAAP financial measures is useful to investors to evaluate ongoing operating results and trends and believes they provide meaningful supplemental information to investors regarding ChargePoint’s underlying operating performance because they exclude items the Company believes are unrelated to, and may not be indicative of, its core operating results.
The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with ChargePoint’s consolidated financial statements prepared in accordance with GAAP. A reconciliation of ChargePoint’s historical non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.
Non-GAAP Gross Profit (Gross Margin). ChargePoint defines non-GAAP gross profit as gross profit excluding stock-based compensation expense and amortization expense of acquired intangible assets. Non-GAAP gross margin is non-GAAP gross profit as a percentage of revenue.
Non-GAAP Cost of Revenue and Operating Expenses (includes Non-GAAP research and development, Non-GAAP sales and marketing and Non-GAAP general and administrative). ChargePoint defines Non-GAAP cost of revenue and operating expenses as cost of revenue and operating expenses excluding stock-based compensation expense, amortization expense of acquired intangible assets, professional services fees associated with acquisitions and registration filings, non-cash charges related to tax liabilities, non-recurring restructuring costs and non-cash charges related to the fair value of assumed common stock warrant liabilities.

Non-GAAP Net Loss. ChargePoint defines non-GAAP net loss as net loss excluding stock-based compensation expense, amortization expense of acquired intangible assets, professional services fees associated with acquisitions and registration filings, non-cash charges related to tax liabilities, non-recurring restructuring costs, and non-cash charges related to change in fair value of assumed common stock warrant liabilities. These amounts do not reflect the impact of any related tax effects. Non-GAAP pre-tax net loss is non-GAAP net loss adjusted for provision for income taxes.
Non-GAAP Adjusted EBITDA Loss. ChargePoint defines non-GAAP adjusted EBITDA loss as net loss excluding stock-based compensation expense, amortization expense of acquired intangible assets, professional services fees associated with acquisitions and registration filings, non-cash charges related to tax liabilities, non-recurring restructuring costs, and non-cash charges related to the change in fair value of assumed common stock warrant liabilities, and further adjusted for provision of income taxes, depreciation, interest income and expense, and other income and expense (net).
Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures to analyze financial results and trends. In particular, many of the adjustments to ChargePoint’s GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in its financial results for the foreseeable future, such as stock-based compensation, which is an important part of ChargePoint’s employees’ compensation and impacts hiring, retention and performance. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that ChargePoint excludes in its calculation of non-GAAP financial measures may differ from the components that other companies exclude when they report their non-GAAP results. In the future, ChargePoint may also exclude other expenses it determines do not reflect the performance of ChargePoint’s operating results.
CHPT-IR
Contacts
Investor Relations
Patrick Hamer
Vice President, Capital Markets and Investor Relations
Patrick.Hamer@chargepoint.com
investors@chargepoint.com
Press
John Paolo Canton
Vice President, Communications
JP.Canton@chargepoint.com

AJ Gosselin
Director, Corporate Communications
AJ.Gosselin@chargepoint.com
media@chargepoint.com

ChargePoint Holdings, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2023	2022	2023	2022
Revenue
Networked charging systems	$114,574	$84,148	$212,894	$143,699
Subscriptions	30,011	20,244	56,376	37,890
Other	5,909	3,900	11,253	8,336
Total revenue	150,494	108,292	280,523	189,925
Cost of revenue
Networked charging systems	126,961	74,352	207,883	130,618
Subscriptions	18,692	13,278	33,497	23,905
Other	3,716	2,509	7,483	5,142
Total cost of revenue	149,369	90,139	248,863	159,665
Gross profit	1,125	18,153	31,660	30,260
Operating expenses
Research and development	59,642	51,804	109,039	100,105
Sales and marketing	39,671	33,873	76,711	66,460
General and administrative	25,144	22,846	49,164	43,893
Total operating expenses	124,457	108,523	234,914	210,458
Loss from operations	(123,332)	(90,370)	(203,254)	(180,198)
Interest income	1,840	1,460	4,300	1,566
Interest expense	(2,926)	(2,928)	(5,853)	(3,862)
Change in fair value of assumed common stock warrant liabilities	—	—	—	(24)
Other income (expense), net	68	(1,254)	642	(1,702)
Net loss before income taxes	(124,350)	(93,092)	(204,165)	(184,220)
Provision for (benefit from) income taxes	905	(392)	478	(2,254)
Net loss	$(125,255)	$(92,700)	$(204,643)	$(181,966)
Net loss per share, basic and diluted	$(0.35)	$(0.28)	$(0.58)	$(0.54)
Weighted average shares outstanding, basic and diluted	355,876,807	336,813,555	353,008,473	335,736,772

ChargePoint Holdings, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	July 31, 2023	January 31, 2023
Assets
Current assets:
Cash and cash equivalents	$233,499	$264,162
Restricted cash	30,400	30,400
Short-term investments	—	104,966
Accounts receivable, net	202,079	164,892
Inventories	143,580	68,730
Prepaid expenses and other current assets	82,657	71,020
Total current assets	692,215	704,170
Property and equipment, net	42,736	40,046
Intangible assets, net	87,924	92,673
Operating lease right-of-use assets	20,164	22,242
Goodwill	216,615	213,716
Other assets	8,734	7,110
Total assets	$1,068,388	$1,079,957
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$99,024	$62,076
Accrued and other current liabilities	145,725	133,483
Deferred revenue	95,800	88,777
Total current liabilities	340,549	284,336
Deferred revenue, noncurrent	124,042	109,833
Debt, noncurrent	295,539	294,936
Operating lease liabilities	19,544	21,841
Deferred tax liabilities	11,868	12,987
Other long-term liabilities	1,626	1,032
Total liabilities	793,168	724,965
Stockholders' equity:
Common stock	36	35
Additional paid-in capital	1,648,198	1,528,104
Accumulated other comprehensive loss	(11,608)	(16,384)
Accumulated deficit	(1,361,406)	(1,156,763)
Total stockholders' equity	275,220	354,992
Total liabilities and stockholders' equity	$1,068,388	$1,079,957

ChargePoint Holdings, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended July 31,
	2023	2022
Cash flows from operating activities
Net loss	$(204,643)	$(181,966)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,018	12,476
Non-cash operating lease cost	2,199	2,451
Stock-based compensation	59,063	41,946
Amortization of deferred contract acquisition costs	1,380	1,118
Inventory impairment	28,000	—
Other	5,026	5,015
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(40,562)	(36,178)
Inventories	(97,906)	(18,239)
Prepaid expenses and other assets	(12,365)	(9,964)
Accounts payable, operating lease liabilities, and accrued and other liabilities	33,957	28,896
Deferred revenue	21,231	20,773
Net cash used in operating activities	(190,602)	(133,672)
Cash flows from investing activities
Purchases of property and equipment	(9,877)	(8,872)
Purchases of short term investments	—	(284,835)
Maturities of investments	105,000	—
Cash paid for acquisitions, net of cash acquired	—	(2,756)
Net cash provided by (used in) investing activities	95,123	(296,463)
Cash flows from financing activities
Proceeds from issuance of debt, net of discount and issuance costs	—	293,972
Debt issuance costs related to the revolving credit facility	(2,265)	—
Proceeds from the issuance of common stock under employee equity plans, net of tax withholding	6,212	5,419
Proceeds from issuance of common stock in connection with ATM offerings	54,799	—
Change in driver funds and amounts due to customers	8,839	4,238
Settlement of contingent earnout liability	(3,537)	—
Net cash provided by financing activities	64,048	303,629
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	768	(1,067)
Net decrease in cash, cash equivalents, and restricted cash	(30,663)	(127,573)
Cash, cash equivalents, and restricted cash at beginning of period	294,562	315,635
Cash, cash equivalents, and restricted cash at end of period	$263,899	$188,062

ChargePoint Holdings, Inc.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, unaudited)

	Three Months Ended July 31, 2023		Three Months Ended July 31, 2022		Six Months Ended July 31, 2023		Six Months Ended July 31, 2022
Cost of Revenue:
GAAP cost of revenue	$149,369		$90,139		$248,863		$159,665
Stock-based compensation expense	(1,938)		(1,341)		(2,933)		(2,126)
Amortization of intangible assets	(766)		(748)		(1,532)		(1,368)
Non-GAAP cost of revenue	$146,665		$88,050		$244,398		$156,171
Non-GAAP gross profit (gross margin as a percentage of revenue)	$3,829	3%	$20,242	19%	$36,125	13%	$33,754	18%

Operating Expenses:
GAAP research and development	$59,642		$51,804		$109,039		$100,105
Stock-based compensation expense	(15,847)		(11,420)		(25,353)		(17,398)
Other adjustments (1)	—		—		1		—
Non-GAAP research and development (as a percentage of revenue)	$43,795	29%	$40,384	37%	$83,687	30%	$82,707	44%

GAAP sales and marketing	$39,671		$33,873		$76,711		$66,460
Stock-based compensation expense	(6,757)		(5,285)		(10,926)		(7,831)
Amortization of intangible assets	(2,273)		(2,207)		(4,545)		(4,448)
Other adjustments (1)	—		—		1		—
Non-GAAP sales and marketing (as a percentage of revenue)	$30,641	20%	$26,381	24%	$61,241	22%	$54,181	29%

GAAP general and administrative	$25,144		$22,846		$49,164		$43,893
Stock-based compensation expense	(10,557)		(8,373)		(19,851)		(14,591)
Acquisition-related costs (2)	—		—		—		(1,011)
Other adjustments (1)	(105)		(1,463)		(105)		(1,463)
Non-GAAP general and administrative (as a percentage of revenue)	$14,482	10%	$13,010	12%	$29,208	10%	$26,828	14%

Non-GAAP Operating Expenses (as a percentage of revenue)	$88,918	59%	$79,775	74%	$174,136	62%	$163,716	86%

Net Loss:
GAAP net loss	$(125,255)		$(92,700)		$(204,643)		$(181,966)
Stock-based compensation expense	35,099		26,419		59,063		41,946
Amortization of intangible assets	3,039		2,955		6,077		5,816
Acquisition-related costs (2)	—		—		—		1,011
Other adjustments (1)	105		1,463		103		1,487
Non-GAAP net loss (as a percentage of revenue)	$(87,012)	(58)%	$(61,863)	(57)%	$(139,400)	(50)%	$(131,706)	(69)%
Provision for (benefit from) income taxes	905		(392)		478		(2,254)
Non-GAAP pre-tax net loss (as a percentage of revenue)	$(86,107)	(57)%	$(62,255)	(57)%	$(138,922)	(50)%	$(133,960)	(71)%
Depreciation	3,925		3,300		7,941		6,660
Interest income	(1,840)		(1,460)		(4,300)		(1,566)
Interest expense	2,926		2,928		5,853		3,862
Other income (expense), net	(68)		1,254		(642)		1,702
Non-GAAP Adjusted EBITDA Loss (as a percentage of revenue)	$(81,164)	(54)%	$(56,233)	(52)%	$(130,070)	(46)%	$(123,302)	(65)%

(1)Consists of restructuring costs for severances and related termination costs, as well as change in fair value of assumed common stock warrant liabilities, non-cash charges related to tax liabilities, and cost related to registration filings.
(2)Consists of professional services fees related to acquisitions.